As filed with the Securities and Exchange Commission on July 22, 2009

Registration Statement No. 333-113833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SumTotal Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	42-1607228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1808 North Shoreline Boulevard

Mountain View, California

94043

(Address of principal executive offices) (Zip Code)

SumTotal Systems, Inc. 2004 Equity Incentive Plan

Docent 1997 Stock Option Plan

Docent 2000 Omnibus Equity Incentive Plan

Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan

Click2learn 1998 Equity Incentive Plan

Click2learn 1998 Directors’ Stock Option Plan

Intelliprep Technologies, Inc. 2000 Equity Incentive Plan

SumTotal Systems, f/k/a Click2learn, 1999 Employee Stock Purchase Plan

(Full title of the plans)

Neil Laird

Chief Financial Officer

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John L. Savva, Esq.

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Statement

On March 23, 2004, SumTotal Systems, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-113833) (the “Registration Statement”), which registered (i) 3,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the SumTotal Systems, Inc. 2004 Equity Incentive Plan; (ii) 229,624 shares of Common Stock reserved for issuance under the Docent 1997 Stock Option Plan; (iii) 2,585,956 shares of Common Stock reserved for issuance under the Docent 2000 Omnibus Equity Incentive Plan; (iv) 166,482 shares of Common Stock reserved for issuance under the Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan; (v) 1,523,463 shares of Common Stock reserved for issuance under the Click2learn 1998 Equity Incentive Plan; (vi) 107,159 shares of Common Stock reserved for issuance under the Click2learn 1998 Directors’ Stock Option Plan; (vii) 95,069 shares of Common Stock reserved for issuance under the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan; and (viii) 507,924 shares of Common Stock reserved for issuance under the SumTotal Systems, f/k/a Click2learn, 1999 Employee Stock Purchase Plan (collectively, the “Plans”). This Post-Effective Amendment No. 1 is being filed to remove from registration all authorized shares of Common Stock reserved for issuance under the Plans that have not yet been issued under the Registration Statement.

On July 21, 2009, pursuant to the Agreement and Plan of Merger, dated as of May 26, 2009, among the Registrant, Amber Holding Inc., a Delaware corporation (“Newco”), and Amber Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving entity and becoming a wholly-owned subsidiary of Newco. As a result of the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by the Registrant, Newco, Merger Sub and Vista Equity Partners Fund III, L.P. and its affiliates immediately prior to the Merger), was cancelled and extinguished and converted into the right to receive $4.85 in cash, without interest and less any applicable withholding tax.

Accordingly, the Registrant hereby removes from registration the shares of Common Stock that have not been and will not be issued under the Plans. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, in the State of California on July 22, 2009.

SUMTOTAL SYSTEMS, INC.

By:	/s/ BARBARA D. STINNETT
Barbara D. Stinnett
President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ BARBARA D. STINNETT Barbara D. Stinnett	President and Director (Principal Executive Officer)	July 22, 2009

/S/ NEIL LAIRD Neil Laird	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	July 22, 2009

/S/ BRIAN N. SHETH Brian N. Sheth	Director	July 22, 2009

/S/ MARTIN A. TAYLOR Martin A. Taylor	Director	July 22, 2009

/S/ ROBERT B. ROGERS Robert B. Rogers	Director	July 22, 2009

/S/ VINCE L. BURKETT Vince L. Burkett	Director	July 22, 2009